As filed with the Securities and Exchange Commission on March 27, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Acumen Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-4108129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
427 Park St.
Charlottesville, VA 22902
(434) 297-1000
(Address of principal executive offices, including zip code)
Acumen Pharmaceuticals, Inc. 2021 Equity Incentive Plan
Acumen Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan
(Full titles of the plans)
Daniel O’Connell
Chief Executive Officer
Acumen Pharmaceuticals, Inc.
427 Park St.
Charlottesville, VA 22902
(434) 297-1000
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Thomas J. Danielski, Esq.	Derek Meisner
Ropes & Gray LLP	Chief Legal Officer
800 Boylston Street	Acumen Pharmaceuticals, Inc.
Boston, MA 02199	427 Park St.
(617) 951-7000	Charlottesville, VA 22902
(434) 297-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES
Acumen Pharmaceuticals, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 2,895,523 additional shares of its common stock under the 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to the provisions of the 2021 Plan providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2021 Plan on January 1, 2024, (ii) 8,740 additional shares of its common stock under the 2021 Plan pursuant to the provisions of the 2021 Plan providing that shares subject to outstanding stock options or other stock awards that were granted under the Registrant’s 2013 Amended and Restated Stock Performance Plan (the “Prior Plan”) that terminate or expire prior to exercise or settlement, are settled in cash, are forfeited or repurchased because of the failure to vest, or are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price in accordance with the terms of the Prior Plan become available for issuance under the 2021 Plan, and (iii) 579,105 additional shares of its common stock under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2021 Plan the “Plans”), pursuant to the provisions of the 2021 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2021 ESPP on January 1, 2024. Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference, except to the extent supplemented, amended or superseded by the information set forth herein, into this Registration Statement the entire contents of its Registration Statements on Form S-8 (File No. 333-257666) filed with the Commission on July 2, 2021, Form S-8 (File No. 333-263947) filed with the Commission on March 29, 2022 and Form S-8 (File No. 333-270902) filed with the Commission on March 28, 2023.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-40551	3.1	June 8, 2023

3.2	Amended and Restated Bylaws of the Registrant.	8-K	001-40551	3.1	March 15, 2023

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young, LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	2021 Equity Incentive Plan and Forms of Option Grant Notice and Agreement, Exercise Notice, Early Exercise Notice and Restricted Stock Award Notice.	S-1/A	333-256945	10.2	June 24, 2021

99.2	2021 Employee Stock Purchase Plan	S-1/A	333-256945	10.4	June 24, 2021

107*	Filing Fee Table
__________________
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on March 27, 2024.

ACUMEN PHARMACEUTICALS, INC.

By:	/s/ Daniel O’Connell
Daniel O’Connell
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel O’Connell, William Matthew Zuga and Derek Meisner, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel O’Connell	Chief Executive Officer and Director	March 27, 2024
Daniel O’Connell	(Principal Executive Officer)

/s/ William Matthew Zuga	Chief Financial Officer and Chief Business Officer	March 27, 2024
William Matthew Zuga	(Principal Financial and Accounting Officer)

/s/ Kimberlee C. Drapkin	Director	March 27, 2024
Kimberlee C. Drapkin

/s/ Nathan B. Fountain	Director	March 27, 2024
Nathan B. Fountain, M.D.

/s/ Jeffrey L. Ives	Director	March 27, 2024
Jeffrey L. Ives, PhD

/s/ Derrell D. Porter	Director	March 27, 2024
Derrell D. Porter, M.D.

/s/ Sean Stalfort	Director	March 27, 2024
Sean Stalfort

/s/ Laura Stoppel	Director	March 27, 2024
Laura Stoppel, PhD